AMENDMENT TO LOAN DOCUMENTS

Dated as of February 15, 2008

This AMENDMENT AND WAIVER TO THE LOAN DOCUMENTS (this “Amendment”) amends (i) the Promissory Note dated as of November 13, 2007 (the “Note”), by and between Neah Power Systems, Inc., a Nevada corporation (the “Company”), and EPD Investment Co., LLC, a California limited liability company (the “Holder”), (ii) the Security Interest Agreement dated as of November 12, 2007 by and between the Company and the Holder (the “Security Agreement”), (iii) the Pledge Agreement dated as of November 12, 2007 by and between the Company and the Holder (the “Pledge Agreement”), (iv) the Escrow Agreement dated as of November 13, 2007 by and among the Company, the Holder and Dreier Stein Kahan Browne Woods George LLP , f/k/a Dreier Stein & Kahan LLP (the “Escrow Agreement”), (v) the Purchase Agreement dated as of November 9, 2007 by and between the Company and the Holder (the “Purchase Agreement” and together with the Note, the Security Agreement, the Pledge Agreement and the Escrow Agreement, the “Loan Documents”). Capitalized terms not otherwise defined in this Amendment have the meanings ascribed to such terms in the respective Loan Document.

WHEREAS, the Company and the Holder desire to amend the Loan Documents and waive certain defaults thereunder;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Loan Documents are hereby amended and modified as follows:

1. Amendment to Section 2(iii) of the Note. Section 2(iii) of the Note is hereby deleted in its entirety.

2. Amendment to Section 7(b) of the Note. Section 7(c) of the Note is hereby deleted in its entirety and replaced with the following:

“(c) Conversion Price. Notwithstanding the foregoing, the initial conversion price in effect on any Conversion Date shall be adjusted to: (i) $0.08 per share of Common Stock for the number of shares sold into the market prior to the date hereof, which total 782,195 shares, (ii) $0.08 per share for one million additional shares, and (iii) a price per share agreed between the parties for an additional number of shares agreed between the parties. Purchaser hereby agrees that it will not sell any further Equity Shares (as defined in the Purchase Agreement) in the open market until after the shares provided for in the preceding sentence have been sold or the full balance due under this Note has been converted.”

3. Reduction of Note Balance. Holder hereby converts $62,575.60 of the current amount due under the Note into 782,195 shares of Common Stock at $0.08 per share.

4. Amendment to Section 3 of the Escrow Agreement. Section 3 of the Escrow Agreement is hereby deleted in its entirety.

5. Amendment to Section 1(b) of the Pledge Agreement. Both Sections 1(b) of the Pledge Agreement are hereby deleted in their entirety and replaced with the following:

“(b) The Pledgor represents and warrants to the Secured Party that the Pledged Shares are duly authorized, validly issued, fully paid and non assessable and that it will not permit the transfer of the Pledged Shares except in accordance with this Pledge Agreement while the same is in effect. The 12,500,000 Pledged Shares, together with any substitutes therefor, or proceeds thereof, are hereinafter referred to collectively as the “Collateral”.”

6. Amendment to Section 1(a)(iv) of the Purchase Agreement. The following sentence is inserted at the end of Section 1(a)(iv) of the Purchase Agreement:

“Provided, however, that the $100,000 amount will be reduced pro rata in proportion to the amount by which the balance then due under the Note is below the initial principal balance of the Note.”

7. Amendment to Section 1(a) of the Purchase Agreement. The following section is hereby inserted at the end of Section 1(a) as new Section 1(a)(vii) of the Purchase Agreement:

“(vii) Notwithstanding anything to the contrary herein, the Company agrees not to issue to the Purchaser Equity Shares which would result in beneficial ownership by the Purchaser and its affiliates of more than 4.99% of the outstanding shares of capital stock of the Company; provided, however, this restriction on the Company set forth herein may be waived by the Purchaser. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder.”

8. Amendment to Section 11 of the Security Agreement. Section 11 of the Security Agreement is deleted in its entirety and replaced with the following:

“Upon payment or other satisfaction in full of the Note held by the Secured Party, the Security Interests shall terminate and all rights to the Collateral shall revert to the Debtor. Upon any such termination of the Security Interests or release of Collateral, the Secured Party will, at the Debtor’s expense, to the extent permitted by law, execute and deliver to the Debtor such documents as the Debtor shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be.”

9. Waiver of Default. The Holder hereby waives any prior or existing default of the Company under the Note, the Pledge Agreement or the Escrow Agreement, including without limitation any default due to any breach by the Company of Section 2(iii) of the Note, Section 1(b) of the Pledge Agreement or Section 3 of the Escrow Agreement.

10. Share Issuance. Company shall promptly issue and deliver to the Holder such additional number of duly authorized, validly issued and fully paid shares of its Common Stock as may due or issuable pursuant to the foregoing amendments.

11. Ratification of Loan Documents. Except as specifically amended by this Amendment, all provisions of the Loan Documents are hereby ratified and shall remain in full force and effect.

12. Counterparts; Facsimile Signatures. This Amendment may be executed in two or more counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

COMPANY:

NEAH POWER SYSTEMS, INC.
A Nevada corporation

By:

By:

HOLDER: EPD INVESTMENT CO., LLC

By:

CONSENTED TO AND AGREED:

NEAH POWER SYSTEMS, INC.
A Washington Corporation

By:

By:

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